Exhibit 99.1

Press Release

Westborough Financial Services, Inc. Reports Earnings for Three and Six-Month Periods Ended March 31, 2003

WESTBOROUGH, Mass.--(BUSINESS WIRE)-April 29, 2003--Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported earnings per share (dilutive) for the quarter ended March 31, 2003 of $0.12 on net income of $179 thousand. For the current quarter ended March 31, 2003, net income decreased by $199 thousand, or 52.7%, as compared to $378 thousand, or $0.24 per share (dilutive), for the previous quarter ended March 31, 2002. The decreased net income was primarily due to a decline in net interest income and an increase in operating expenses, offset, to a lesser extent, by an increase in other income. The rate of interest earned on the Company's short-term investments, investment securities and loans declined and reflects the general decline in interest rates and the desire of loan customers to refinance or renegotiate their loans to lower rates. The level of operating expenses increased by 4.3%, or $79 thousand and mainly reflects an increase in occupancy and equipment expenses associated with building and equipment depreciation for the Company's operations center, as well as an increase in snow removal and security-related expenses. Salary and employee benefits expenses increased by 2.6%, or $25 thousand, due primarily to increases in employee retirement expenses associated with the Company's defined benefit plan and also due to increases in health insurance expenses. The Company's return on average assets was .29% for the three-month period ended March 31, 2003 as compared to .66% for the three-month period ended March 31, 2002. For the current quarter ended March 31, 2003, the Company's net interest margin, expressed as a percentage of average interest-earning assets, declined by .55%, to 3.54%, from 4.09%, for the comparative quarter ended March 31, 2002. While rates of interest paid on interest-bearing liabilities for the current quarter ended March 31, 2003 declined by .86%, to 2.02%, from 2.88% for the comparative quarter ended March 31, 2002, the rates of interest earned on interest-earning assets declined by 1.26%, to 5.27%, for the current quarter ended March 31, 2003 as compared to 6.53% for the quarter ended March 31, 2002.

      The Company reported earning per share (dilutive) for the current six-month period ended March 31, 2003 of $0.30 on net income of $457 thousand. For the six-month period ended March 31, 2003, net income declined by $252 thousand, or 35.5%, as compared to $709 thousand, or $0.45 per share (dilutive) for the previous six-month period ended March 31, 2002. The Company's return on average assets was .37% for the six-month period ended March 31, 2003 as compared to .62% for the six-month period ended March 31, 2002. The decrease in net income was due to a combination of factors, primarily due to an increase in operating expenses of $186 thousand and a decline in net interest income of $67 thousand. The level of operating expenses mainly reflects an increase in occupancy and equipment associated with building and equipment depreciation for the Company's operations center, as well as an increase in snow removal and security-related expenses. Salary and employee benefits expenses increased by 3.1%, or $58 thousand, due primarily to increases in employee retirement expenses associated with the Company's defined benefit plan and increases in health insurance expenses. While rates of interest paid on interest-bearing liabilities for the six-months ended March 31, 2003 declined by .92%, to 2.18%, from 3.10% for the comparative period ended March 31, 2002, the rates of interest earned on interest-earning assets declined by 1.08%, to 5.47%, from 6.55%, for the current six-month period ended March 31, 2003 as compared to the similar period ended March 31, 2002. The rate of interest earned on the Company's short-term investments, investment securities and loans declined and reflects the general decline in interest rates and the desire of loan customers to refinance or renegotiate their loans to lower rates.

      As a result of continued growth in deposits, the Company's total assets increased by $11.2 million, or 4.7%, to $252.5 million at March 31, 2003 from $241.3 million at September 30, 2002. Securities available for sale increased by $11.6 million or 15.3%, to $87.2 million, at March 31, 2003 as compared to $75.6 million at September 30, 2002. Loans declined to $132.1 million at March 31, 2003 from $132.9 million at September 30, 2002. As a result of the Bank's construction of a new branch office in the town of Shrewsbury and renovations made to our existing loan servicing area, building premises and equipment increased by $.9 million to $6.4 million at March 31, 2003.

      Total deposits increased by $10.6 million, or 5.3%, to $212.7 million at March 31, 2003 from $202.1 million at September 30, 2002. Most of this increase was attributable to increases in variable-rate tiered accounts and regular savings accounts. In the current low interest rate environment, deposit customers preferred to place their deposits in accounts with higher liquidity. Non-performing loans increased to $659 thousand at March 31, 2003 as compared to $140 thousand at September 30, 2002 primarily as a result of the addition of one commercial loan delinquency.

      Total stockholders' equity increased by $359 thousand, to $28.3 million at March 31, 2003 from $28.0 million at September 30, 2002 primarily as a result of current period net income.

      Joseph F. MacDonough, President and CEO of the Company, commenting on the Company's performance remarked, "Efforts to improve the earnings of the Company continue and management remains committed to increasing the balance of the loan portfolio and believes improved earnings will result from the addition of high-quality loans, funded by cash flows from deposits and securities. In addition, the Company continues to focus on operating expense control and the need to increase fee income. He further stated that, "growth in low-cost deposits has strengthened the Company's balance sheet and we look forward to relocating our Shrewsbury branch office, which will enhance our ability to provide services and products to this important market."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. The Bank operates five full service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


For further information contact:
John L. Casagrande
Senior Vice President and Treasurer
Westborough Financial Services, Inc.
100 East Main Street
Westborough, MA 01581
508-366-4111


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Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data


                                                                at
                                                    --------------------------
                                                    March 31,    September 30,
                                                         2003             2002
                                                    --------------------------
                                                           (unaudited)

Consolidated Balance Sheet Data ($ in thousands)

Total assets                                         $252,506         $241,273
Loans, net                                            132,055          132,880
Investment securities                                  88,489           76,888
Total deposits                                        212,686          202,063
Federal Home Loan Bank advances                         9,500            9,500
Stockholders' equity                                   28,348           27,989
Allowance for loan losses                                 928              926
Non-accrual loans                                         659              140
Non-performing assets                                     659              140


                                                              For Three Months Ended     For Six Months ended
                                                              ----------------------    ----------------------
Consolidated Statement of Operations ($ in thousands):         03/31/03     03/31/02     03/31/03     03/31/02
                                                              ---------    ---------    ---------    ---------
                                                                    (unaudited)               (unaudited)

Total interest and dividend income                               $3,059       $3,501       $6,286       $7,018
Total interest expense                                            1,004        1,311        2,146        2,811
                                                                 ------       ------       ------       ------
      Net Interest income                                         2,055        2,190        4,140        4,207
Provision for loan losses                                             0            0            0            8
                                                                 ------       ------       ------       ------
      Net interest income, after provision for loan losses        2,055        2,190        4,140        4,199
                                                                 ------       ------       ------       ------
Customer service fees                                               114          108          279          264
Gain (loss) on sales of securities available for sale, net           (7)         (26)          (3)           4
Gain on sales of mortgages                                            5            5            5            5
Miscellaneous                                                        43           44           85           89
                                                                 ------       ------       ------       ------
      Total other income                                            155          131          366          362
                                                                 ------       ------       ------       ------
Total operating expenses                                          1,913        1,834        3,813        3,627
                                                                 ------       ------       ------       ------
Income before provision for income taxes                            297          487          693          934
Provision for income taxes                                          118          109          236          225
                                                                 ------       ------       ------       ------
Net Income                                                       $  179       $  378       $  457       $  709
                                                                 ======       ======       ======       ======

Basic number of weighted average shares outstanding           1,528,424    1,541,970    1,527,951    1,542,544
Dilutive number of weighted average shares outstanding        1,549,370    1,560,287    1,548,519    1,559,615
Basic earnings per share                                          $0.12        $0.25        $0.30        $0.46
Dilutive earnings per share                                       $0.12        $0.24        $0.30        $0.45
Dividends declared per share                                      $0.05        $0.05        $0.10        $0.10


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

                                                       For Three Months Ended    For Six Months ended
                                                       ----------------------    --------------------
Performance Ratios (annualized where applicable)       03/31/03      03/31/02    03/31/03    03/31/02
                                                       --------      --------    --------    --------

Return on average assets                                 0.29%         0.66%       0.37%       0.62%
Return on average stockholders' equity                   2.52%         5.54%       3.21%       5.23%
Dividend payout ratio (1)                               43.28%        20.64%      33.88%      22.00%
Average stockholders' equity to average assets          11.40%        11.85%      11.47%      11.80%
Net interest rate spread (2)                             3.25%         3.65%       3.29%       3.45%
Net interest margin (3)                                  3.54%         4.09%       3.60%       3.92%
Operating expenses as a percent of average assets        3.07%         3.19%       3.07%       3.16%
Average interest-bearing assets to average interest
 bearing liabilities                                   116.87%       117.90%     116.55%     118.24%
Efficiency ratio(4)                                     86.48%        78.31%      84.66%      79.54%

<F1>  Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
<F2>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
<F3>  Net interest margin represents net interest income as a percentage of average interest-earning assets.
<F4>  Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.


                                                                     at
                                                         --------------------------
Asset Quality Ratios:                                    March 31,    September 30,
                                                            2003           2002
                                                         --------------------------

Non-performing loans as a percent of loans                    0.50%          0.11%
Non-performing assets as a percent of total assets            0.26%          0.06%
Allowance for loan losses as a percent of total loans
 before the allowance for loan losses                         0.70%          0.69%

Capital Ratio and other data:
Equity to assets at end of period                            11.23%         11.60%
Number of shares outstanding at end of period            1,581,574      1,581,574

Number of:
Full-service offices (1)                                         5              5
Full-time equivalent employees                                  72             76

<F1>  The number of full service offices does not include our branch at the
      Willows.


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